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Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated February 27, 2020, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase
All Outstanding Shares of Common Stock
of
EVANS & SUTHERLAND COMPUTER CORPORATION
at
$1.19 Per Share, Net in Cash
by
ELEVATE ACQUISITION CORPORATION
a subsidiary
of
ELEVATE ENTERTAINMENT INC.

        Elevate Acquisition Corporation, a Delaware corporation ("Purchaser"), a subsidiary of Elevate Entertainment Inc., a Delaware corporation ("Parent"), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.20 per share (the "Shares"), of Evans & Sutherland Computer Corporation, a Utah corporation (the "Company"), at a purchase price of $1.19 per Share (the "Offer Price"), net to the seller in cash, without interest thereon and subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 27, 2020, and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer"). Shareholders of record who tender directly to Continental Stock Transfer & Trust Company (the "Depositary Agent") will not be obligated to pay brokerage fees or commissions or, except as may be set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

        THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF MARCH 25, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 9, 2020 (as it may be amended from time to time, the "Merger Agreement"), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that, following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming a subsidiary of Parent. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares held by the Company as treasury stock, by any subsidiary of the Company or by Parent or Purchaser or Shares for which the holder thereof properly exercised dissenters' rights) will automatically be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and subject to any applicable tax withholding. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

        The Offer is not subject to a financing condition, and neither Parent nor Purchaser anticipates the need to obtain any financing for the Offer or the Merger. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the conditions set forth in Exhibit C to the Merger Agreement and described in Section 15 of the Offer to Purchase (collectively, the "Offer Conditions"). Among the Offer Conditions is the Minimum Condition (as defined in the Offer to Purchase), which requires that there shall be validly tendered (and not withdrawn) at 12:00 midnight, Eastern Time, at the end of the Expiration Date (as defined below), a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) that together with any Shares owned by Parent or Purchaser immediately prior to the first time as of which Purchaser accepts and Shares for payment pursuant to the Offer (the "Acceptance Time"), represents a majority of the sum of (i) the aggregate number of Shares issued and outstanding immediately prior to the Acceptance Time plus (ii) an additional number of Shares up to (but not exceeding) the aggregate number of Shares issuable upon the conversion, exchange, settlement or exercise, as applicable, of all options, warrants and other rights to acquire, or securities convertible into or exchangeable for, Shares that are outstanding immediately prior to the Acceptance Time, but excluding Shares issued to Parent and/or Purchaser pursuant to a "top-up" option granted by the Company.

        The term "Expiration Date" means March 25, 2020, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement (as described below), in which event the term "Expiration Date" means such subsequent date.

        The board of directors of the Company has unanimously: (i) approved and adopted the Merger Agreement and approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the requirements of the Utah Revised Business Corporation Act (the "URBCA"); (ii) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt the Merger Agreement; (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any "control share acquisition" or similar restriction set forth in any state takeover law or other applicable law; and (iv) to the extent required by the URBCA, directed that the approval of the Merger Agreement be submitted to the shareholders of the Company.

        The Merger Agreement provides, among other things, that (i) if, as of the scheduled Expiration Date, any of the conditions to Purchaser's obligation to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer Conditions is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other person), extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension, to permit such Offer Condition to be satisfied and (ii) Purchaser may, in its discretion (and without the consent of the Company or any other person), extend the Offer from time to time for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") applicable to the Offer; but, with respect to clauses "(i)" and "(ii)" above, in no event will Purchaser extend the Offer to a date later than the Outside Date. Notwithstanding the foregoing and subject to the termination rights of Parent, Purchaser and the Company, if (a) each of the Offer Conditions is satisfied or has been waived as of the scheduled Expiration Date and (b) the Minimum Condition is not satisfied on such date, then, to the extent requested in writing by the Company prior to 5:00 p.m., Dallas, Texas time, on such date, Purchaser will extend the Offer on one or more occasions, for an additional period of up to 20 business days per extension, to permit such Minimum Condition to be satisfied, but in no event will Purchaser be required to extend the Offer to a date later than the Outside Date. The "Outside Date" means June 30, 2020.

        It is not expected that there will be a subsequent offering period. However, Parent and Purchaser reserve the right to elect to provide for a subsequent offering period as contemplated by Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A subsequent offering period, if included, will be an additional period of not less than three business days beginning on the next business day after the Expiration Date, during which any remaining holders of Shares may tender, but not withdraw, their Shares and receive the Offer Price. If Parent or Purchaser elects to provide for a subsequent offering period, all Shares that were validly tendered during the initial offering period will be accepted immediately and paid for promptly.

        Under the URBCA, if Parent and Purchaser acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares (including pursuant to the "top-up" option), we believe we could, and we intend to, consummate the Merger under the short-form merger provisions of the URBCA without any action by any other shareholder of the Company. The URBCA requires Purchaser to deliver, at least 10 days prior to such merger, a notice and a copy or summary of the Plan of Merger to the Company's shareholders. A copy of such notice is filed as Exhibit A of the Schedule TO and is incorporated herein by reference in satisfaction of the foregoing notice requirement.

        The Merger Agreement provides that, without the prior written consent of the Company: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that: (a) changes the form of consideration to be delivered by Purchaser pursuant to the Offer; (b) decreases the Offer Price or the number of Shares sought to be purchased by Purchaser in the Offer; (c) imposes conditions to the Offer in addition to the Offer Conditions; or (d) except as otherwise allowed by the Merger Agreement (as summarized above and in the Offer to Purchase), extends the Expiration Date.

        Except as set forth above, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, Purchaser expressly reserves the right to waive (in whole or in part) any Offer Condition at any time and from time to time, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, in each case, on or prior to the Expiration Date. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date. Without limiting the manner in which Parent or Purchaser may choose to make any public announcement, Parent and Purchaser currently intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary Agent of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary Agent, which will act as agent for tendering shareholders for the purpose of receiving payments from Parent and Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Parent's or Purchaser's rights under the Offer, the Depositary Agent may retain tendered Shares on Purchaser's behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Parent or Purchaser pay interest on the Offer Price for Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making such payment.

        In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary Agent of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary Agent's account at The Depository Trust Company ("DTC") (such a confirmation, a "Book-Entry Confirmation") pursuant to the procedures set forth in Section 3 of the Offer to Purchase (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees and any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase) in lieu of the Letter of Transmittal and such other documents as may be reasonably required by the Depositary Agent or Parent. Accordingly, tendering shareholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal or Book-Entry Confirmations and Agent's Message, in each case, with respect to Shares are actually received by the Depositary Agent.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the scheduled expiration of the Offer. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after April 26, 2020, unless Purchaser has already accepted them for payment. For a withdrawal of Shares to be effective, the Depositary Agent must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary Agent, then, prior to the physical release of such Share Certificates, the name of the registered owner and the serial numbers shown on such Share Certificates must also be furnished to the Depositary Agent. Purchaser will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding unless otherwise determined by a court of competent jurisdiction pursuant to an action brought before such court by a shareholder of the Company. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary Agent, Innisfree M&A Incorporated (the "Information Agent") or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the scheduled expiration of the Offer.

        The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

        The Company provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

        The receipt of cash by a holder of Shares pursuant to the Offer or the Merger will be a taxable transaction to U.S. shareholders for U.S. federal income tax purposes. See Section 5 of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

        The Offer to Purchase and the related Letter of Transmittal contain important information. Shareholders should carefully read both documents in their entirety before any decision is made with respect to the Offer.

        Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary Agent) for soliciting tenders of Shares pursuant to the Offer.

        The Information Agent for the Offer is:

Innisfree M& Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

February 27, 2020

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  Exhibit (a)(1)(F)